EXHIBIT 10.1

SEPARATION AGREEMENT AND GENERAL RELEASE

Argonaut Group, Inc. (Company) and I, Gregory M. Vezzosi, agree as follows:

I. Separation Benefits

A.	In General: The Company promises that, within fourteen business (14) days after I sign this Separation Agreement and General Release, I will receive the amount or benefits set forth in this Section that are conditioned on my execution of this Agreement. I may revoke this Agreement within seven (7) days after I sign it, in which case I will not receive amounts or benefits that are conditioned on my execution of this Agreement. I acknowledge that the Company is not otherwise required to pay or provide me such amounts or benefits. This Agreement will not become effective or enforceable unless and until the seven-day revocation period has expired without my revoking it.

B.	Sufficiency of Consideration: I acknowledge and agree that the sums and benefits to be provided under the terms of the Agreement are, in significant and substantial part, in addition to those benefits to which I am otherwise entitled.

C.	Cash Payment: I will receive a lump sum payment of $675,000, less all required local, state, and federal tax deductions, the receipt and sufficiency of which is hereby acknowledged. For this same time period, the Company will deduct my portion (if any) of all previously elected health benefits from the lump sum payment referenced in Paragraph C above.

D.	Compensation and Benefit Plans: I will cease to be eligible to participate under any applicable stock option, bonus, incentive compensation, commission, medical, dental, life insurance, retirement, and other compensation or benefit plans of the Company following my termination of employment. Thereafter, I will have no rights under any of those plans, except as follows:

1.	I will receive all compensation earned through the date of my termination, December 31, 2007.

2.	I will receive payment for my unused accrued vacation days.

3.	The Company will pay the employer portion of all previously elected health benefits through December 31, 2007.

4.	I will have the right to COBRA continuation coverage as to any Company-provided medical, dental, vision, or flex spending plan in which I participate, which means that I will be entitled to buy continued health plan coverage under the normal COBRA health care continuation rules.

5.	I will retain my vested benefits under all applicable qualified and non-qualified retirement plans of the Company, and all rights associated with such benefits, as determined under the official terms of those plans.

E.	Outplacement Services: I will be eligible to participate in the Company’s Outplacement Service Program provided by a third-party provider, Lee Hecht Harrison. I will be eligible to participate in a two-day Milestones Seminar. Then I will be eligible to participate in the Career Assistance Program that is designed to help an individual learn effective job search strategies and techniques. Services are provided for up to three months. The Company will pay the cost of these services, not to exceed $5,000.00.

II. Complete Release

A.	In General: In exchange for the Company’s promises contained in this Agreement, I agree to irrevocably and unconditionally release any and all Claims I may now have against the Company and other parties as set forth in this Section II.

B.	Released Parties: The Released Parties are the Company, all related companies, partnerships, or joint ventures, and, with respect to each of them, their predecessors and successors; and, with respect to each such entity, all of its past and present employees, officers, directors, stockholders, owners, representatives, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs), and any other persons acting by, through, under or in concert with any of the persons or entities listed in this subsection.

C.	Claims Released: I understand and agree that I am releasing all known and unknown claims, promises, causes of action, or similar rights of any type that I may have (the “Claims”) against any Released Party, except that I am not releasing any claim that relates to: (i) my right to enforce this Agreement; (ii) my right, if any, to claim government-provided unemployment benefits, or (iii) any rights or claims which may arise or accrue after I sign this Agreement). I further understand that the Claims I am releasing may arise under many different laws (including statutes, regulations, other administrative guidance, and common law doctrines), including, but by no means limited to:

1.	Anti-discrimination statutes, such as the Age Discrimination in Employment Act, the Older Workers Benefit Protection Act, and Executive Order 11141, which prohibit age discrimination in employment; Title VII of the Civil Rights Act of 1964, Section 1981 of the Civil Rights Act of 1866, and Executive Order 11246, which prohibit discrimination based on race, color, national origin, religion, or sex; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Americans With Disabilities Act and Sections 503 and 504 of the Rehabilitation Act of 1973, which prohibit discrimination based on disability; and any other federal, state, or local laws prohibiting employment or wage discrimination.

2.	Federal employment statutes, such as the WARN Act, which requires that advance notice be given of certain work force reductions; the Employee Retirement Income Security Act of 1974, which, among other things, protects employee benefits; the Fair Labor Standards Act of 1938 and state laws which regulates wage and hour matters; the Family and Medical Leave Act of 1993, which requires employers to provide leaves of absence under certain circumstances; and any other federal laws relating to employment, such as veterans’ reemployment rights laws.

3.	Other laws, such as any federal, state, or local laws providing workers’ compensation benefits (or prohibiting workers’ compensation retaliation), restricting an employer’s right to terminate employees, or otherwise regulating employment; any federal, state, or local law enforcing express or implied employment contracts or requiring an employer to deal with employees fairly or in good faith.

4.	Tort and Contract Claims, such as claims for wrongful discharge, negligence, negligent hiring, negligent supervision, negligent retention, physical or personal injury, emotional distress, fraud, fraud in the inducement, negligent misrepresentation, defamation, invasion of privacy, interference with contract or with prospective economic advantage, breach of express or implied contract, breach of covenants of good faith and fair dealing, promissory estoppel, and similar or related claims.

5.	Examples of released Claims include, but are not limited to: (i) Claims that in any way relate to my employment with the Company or any other Released Party, or the termination of that employment, such as Claims for compensation, bonuses, commissions, lost wages, or unused accrued vacation or sick pay; (ii) Claims that in any way relate to the design or administration of any employee benefit program; (iii) Claims that I have irrevocable or vested rights to severance or similar benefits or to post-employment health or group insurance benefits; or (iv) any Claims to attorneys’ fees or other indemnities.

D.	Unknown Claims: I understand that I am releasing Claims that I may not know about. That is my knowing and voluntary intent, even though I recognize that someday I might learn that some or all of the facts I currently believe to be true are untrue and even though I might then regret having signed this Release. Nevertheless, I am assuming that risk and I agree that this Agreement shall remain effective in all respects in any such case. I expressly waive all rights I might have under any law that is intended to protect me from waiving unknown claims. I understand the significance of doing so.

III. Promises

A.

Employment Termination: I understand and agree that my employment with the Company will end forever on December 31, 2007. I also understand and agree that I have no right of rehire or reinstatement with any Released Party, regardless of location, and that the Released Party is under no obligation to rehire or reinstate me. I also acknowledge and understand that the failure of a Released Party to rehire or reinstate me is contractual and is in no way discriminatory or retaliatory in nature.

B.	Pursuit of Released Claims: Except as specifically identified below, I have not filed or caused to be filed any lawsuit, complaint, or charge with respect to any Claim this Agreement purports to waive, and I promise never to file or prosecute a lawsuit or complaint based on such Claims. I promise never to seek any damages, remedies, or other relief for myself personally (any right to which I hereby waive) by filing or prosecuting a charge with any administrative agency with respect to any such Claim. I promise to request any government agency or other body assuming jurisdiction of any such lawsuit, complaint, or charge to withdraw from the matter or dismiss the matter with prejudice.

C.	Company Property: Before accepting any monetary payments from the Company, I promise to return to the Company all files, memoranda, documents, records, electronic records, software, copies of the foregoing, credit cards, keys, and any other property of the Company or its affiliates in my possession.

D.	Taxes: I am responsible for paying any taxes on amounts I receive because I signed this Release. I agree that the Company may withhold all taxes it determines it is legally required to withhold, except as expressly otherwise provided in Section I.

E.	Ownership of Claims: I have not assigned or transferred any Claim I am releasing, nor have I purported to do so.

F.	No Disparagement or Harm: I agree not to criticize, denigrate, or disparage the Company or any Released Party.

G.	Implementation: I agree to sign any documents and do anything else that is necessary in the future to implement this Agreement.

H.	Age Representation: I am over the age forty at the time of signing this Agreement.

I.

This Agreement to be Kept Confidential: I agree not to disclose the underlying facts that led up to this Agreement or the terms, amount, or existence of this Agreement to anyone other than a member of my immediate family, attorney, or other professional advisor and, even as to such a person, only if the person agrees to honor this confidentiality requirement. Such a person’s violation of this confidentiality requirement will be treated as a violation of this Agreement by me. This subsection does not prohibit my disclosure of the terms, amount, or existence of this Agreement to the extent necessary legally to enforce this Release, nor does it prohibit disclosures to the extent otherwise legally required. I acknowledge that the Company would be irreparably harmed if this subsection is violated.

J.	Confidential Information: I hereby acknowledge that during the course of my employment, up through the time that my employment terminated, I gained knowledge or information of a confidential nature in which the Company has a proprietary interest. I accordingly agree not to disclose to any person or any entity any such confidential, proprietary, or trade secret information of or about the Company without the express written authorization and consent from the Company. Such confidential and proprietary information includes any non-public information relating to the Company’s the products, services, technology and business affairs, including without limitation, any and all concepts, advertising information, techniques, processes, designs, trade secrets, business methods, cost data, computer programs, software, scientific or technical know-how, financial, marketing, manufacturing processes, research developments, business activities and operations, inventions, customer or client lists, industrial practices, financial statements and/or other business information, or any information that the Company specifically refers to as confidential information or labels as confidential information.

K.	Nonsolicitation: During the period of one (1) year following the termination of my employment I shall not, directly or indirectly, (i) for myself or for any other individual, partnership, firm, corporation or other organization (other than the Company or its affiliates) induce or attempt to induce any person now or hereafter engaged or employed by the Company (or any affiliate thereof), whether part-time or full-time and whether as an officer, employee, consultant, adviser or independent contractor (a “Company Employee”), to leave the employ of the Company (or such affiliate) or to cease providing or otherwise alter the services then provided by such person to the Company (or such affiliate) or (ii) engage or employ, or in any manner seek to engage or employ, any Company Employee (whether or not for compensation) as an officer, employee, consultant, adviser or independent contractor in connection with the operation of any business enterprise (any of the acts described in clause (i) or (ii) above being referred to below as “Solicitation”). “Indirect” Solicitation by me shall include without limitation the use (with my express or implied consent) of my name in the course of Solicitation by my employer, partner or affiliate or by any officer, employee, consultant, adviser or independent contractor of any such employer, partner or affiliate. Nothing herein shall prohibit Solicitation of any Company Employee (i) who voluntarily terminated his or her employment or engagement at least six months prior to the date such Solicitation first commenced or (ii) whose employment or engagement has been terminated by the Company (as opposed to voluntarily by such Company Employee).

IV. Consequences of Violating my Promises

I agree to pay the reasonable attorneys’ fees and any damages Released Parties may incur as a result of my breaching a promise I made in this Agreement (such as by suing a Released Party over a released Claim) or if any representation I made in this Agreement was false when made. I further agree that the Company would be irreparably harmed by any actual or threatened violation of Section III that involves disclosure of the existence, terms, or amount payable under this Agreement, and that the Company will be entitled to an injunction prohibiting me from committing any such violation.

V. Review and Revocation

A.	Review: I acknowledge that I may revoke this Agreement at any time within seven (7) days of the date on which I sign this Agreement. Further, I acknowledge that, before signing this Agreement, I was given a period of twenty-one (21) days in which to consider this Agreement. I further acknowledge that: (a) I took advantage of this period to consider this Agreement before signing it; (b) I carefully read this Release; (c) I fully understand it; and (d) I am entering into it voluntarily. I acknowledge that the Company encouraged me to discuss this Agreement with an attorney (at my own expense) before signing it, that I sought such advice to the extent I deemed appropriate, and that such review period began on October 26, 2007. If I sign this Agreement before the end of the twenty-one (21) day period, it will be my voluntary decision to do so because I have decided that I do not need any additional time to decide whether to sign this Agreement.

B.	Tender Back Provision: I acknowledge and agree that this Agreement may not be revoked at any time after the expiration of the seven (7) day revocation period described in Section I above and that I will not institute any suit, action or proceeding, whether at law or equity, challenging the enforceability of this Agreement. Should I ever attempt to challenge the terms of this Agreement, attempt to obtain an order declaring this Agreement to be null and void, or institute litigation against the Company or any other Released Party based upon a claim which is covered by the terms of the release contained in Section II, I will as a condition precedent to such action repay all amounts paid to me under the terms of this Agreement. Furthermore, if I do not prevail in an action to challenge this Agreement, to obtain an order declaring this Agreement to be null and void, or in any action against the Company or any other Released Party based upon a claim which is covered by the release contained in Section II, I shall pay to the Company and/or the appropriate Released Party all their costs and attorneys’ fees incurred in their defense of my action. It is understood and agreed by me and the Company, however, that I shall not be required to repay the amounts paid to me under the terms of this Agreement or pay the Company and/or the appropriate Released Party all their costs and attorneys’ fees incurred in their defense of my action (except those attorneys’ fees or costs specifically authorized under federal or state law) in the event that I seek to challenge my waiver of claims under the Age Discrimination in Employment Act.

VI. Miscellaneous

A.

Entire Agreement: This is the entire agreement between me and the Company. This Agreement may not be modified or canceled in any manner except by a writing signed by both me and an authorized Company official. I acknowledge that the Company has made no representations or promises to me (such as that my former position will remain vacant), other than those in this Release. If any provision in this Agreement is found to be unenforceable, all other provisions will remain fully enforceable.

B.	Successors: This Agreement binds my heirs, administrators, representatives, executors, successors, and assigns, and will inure to the benefit of all Released Parties and their respective heirs, administrators, representatives, executors, successors, and assigns.

C.	Interpretation: This Agreement shall be construed as a whole according to its fair meaning. It shall not be construed strictly for or against me or any Released Party. Unless the context indicates otherwise, the singular or plural number shall be deemed to include the other. Captions are intended solely for convenience of reference and shall not be used in the interpretation of this Release.

D.	Governing Law and Enforcement: This Agreement shall be governed by the statutes and common law of the State of Texas.

TAKE THIS AGREEMENT HOME, READ IT, AND CAREFULLY CONSIDER ALL OF ITS PROVISIONS BEFORE SIGNING IT. IT INCLUDES A RELEASE OF KNOWN AND UNKNOWN CLAIMS. IF YOU WISH, YOU SHOULD TAKE ADVANTAGE OF THE FULL CONSIDERATION PERIOD AFFORDED BY SECTION V AND YOU SHOULD CONSULT YOUR ATTORNEY.

Executed on this 3rd day of November, 2007.

/s/ Gregory M. Vezzosi
Gregory M. Vezzosi

Executed on this 14th day of November, 2007.

ARGONAUT GROUP INC.

By:	/s/ Ronald B. Given

Title:	Senior Vice President and General Counsel